Exhibit 3.81

[LOGO]

[LOGO]

RICHLAND-STRYKER GENERATION LLC

CERTIFICATE OF FORMATION

OF

LIMITED LIABILITY COMPANY

FIRST: The name of the Limited Liability Company (the "***Company***") is:

Richland-Stryker Generation LLC

SECOND: The address of the Company's registered office and the name and address of the registered agent for service of process is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE, 19801, County of New Castle.

THIRD: The Company shall exist for a period of perpetual existence from and after the date the Delaware Secretary of State issues a Certificate of Formation, unless dissolved earlier by law.

[Signature on the following page.]

IN WITNESS WHEREOF, the undersigned, being an authorized individual of the Company, has executed, signed and acknowledged this Certificate of Formation this 29th day of July, 2011.

/s/ James Kueser ______________________
James Kueser
Authorized Individual